Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeff Bergau
jeff.bergau@arcadiabio.com
+1-312-217-0419

Arcadia Biosciences Announces $10 Million Private Placement

DAVIS, Calif. (March 19, 2018) – Arcadia Biosciences, Inc. (Nasdaq: RKDA), an agricultural technology company, announced today that it has entered into definitive securities purchase agreements with institutional investors in connection with a private placement of $10 million of shares of its common stock and warrants. The per share purchase price of the common stock is equal to $33.25, and the initial exercise price for the warrant is equal to $45.75. The offering is expected to close on or about March 21, 2018, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co., LLC, is acting as the exclusive placement agent for the transaction.

The warrants will be immediately exercisable on their date of issuance and will expire five years from such date. The warrants will be exercisable for the same number of shares of common stock purchased by each investor in the private placement. The Company is obligated to seek shareholder approval for the issuance of the shares issuable in the offering by May 3, 2018, and it will schedule a meeting of its shareholders for that purpose. In the event the shareholders do not approve the private placement transaction, the Company is required to seek shareholder approval every four months until the transaction is approved or until the warrants have terminated.

The per share purchase price and warrant exercise price will automatically be adjusted lower, if applicable, to 80 percent with respect to the common stock (110 percent with respect to the exercise price of the warrant) of the average of the volume weighted average price for the three trading days after the date that (i) the Company’s shareholders approve the private placement transaction and (ii) a registration statement covering the resale of the securities being issued in the transaction is declared effective by the SEC.  If all the shares issuable pursuant to the securities purchase agreement are not included in the registration statement, another similar adjustment to the per share purchase price and warrant exercise price will occur on the date that such shares may be sold pursuant to Rule 144 under the Securities Act of 1933.  Following any adjustment to the warrant exercise price, the number of shares that may be issued pursuant to a warrant will be proportionately increased. In no event, will the per share price or exercise price be less than $8.322.

The shares of common stock and warrants described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to a registration rights agreement with the investors, the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock issuable and the shares of common stock issuable upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Arcadia Biosciences, Inc.

Based in Davis, Calif., Arcadia Biosciences (Nasdaq: RKDA) develops agricultural products that create added value for farmers, enhance human health and improve the environmental sustainability of agriculture. Arcadia’s nutrition traits and products are aimed at creating healthier ingredients and whole foods with lower production costs. Arcadia’s agronomic performance traits are aimed at making agricultural production more economically efficient and environmentally sound. For more information, visit www.arcadiabio.com.

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